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                                    CHASE [LOGO]
                               450 West 33rd Street
                                 New York, NY 10001


FLEETWOOD CREDIT RECEIVABLES CORP.

FLEETWOOD CREDIT 1996-B GRANTOR TRUST
$198,288,618.40 6.90% ASSET BACKED CERTIFICATES, CLASS A
$  7,191,815.18 7.10% ASSET BACKED CERTIFICATES, CLASS B


On December 16, 1996, interest earned and principal paid on the underlying collateral for the month of November, 1996 were paid to you by The Chase Manhattan Bank, in its capacity as Trustee for the above referenced issue. The following information is being provided pursuant to section 14.10 of the Pooling and Servicing Agreement Dated as of September 1, 1996. The payment per $1,000 of original issuance of your holdings is allocated as follows:


                                                CLASS A          CLASS B
1) Principal Distributed                       15.077462       15.077462
2) Interest Distributed                         5.536000        5.696464

3) Fees Paid to Servicer                      159,090.71        5,770.13
   Per Certificate                             0.0008023       0.0008023

4) a) Pool Balance after this payment     187,919,159.74    6,815,720.83
   b) Pool Factor                              0.9477052       0.9477052

5) Proceeds received during the period
     from physical damage insurance                                 0.00

6) Reserve Fund Ending Balance                              3,914,654.59
      % of Pool Balance                                             2.01%

7) Servicer Letter of Credit Amount                                   N/A
      % of Pool Balance                                               N/A

8) Proceeds received during the period from
      dealer repurchase obligations relating to
      defaulted receivables                                          0.00

9) a) Aggregate amount of Paid-Ahead Receivables                       N/A
   b) Aggregate amount of unreimbursed Advances
      with respect to Paid-Ahead Receivables                           N/A
   c) Change from Previous Month                                       N/A

10) Aggregate unreimbursed Advances
        Prior Month                                             946,479.91
        Change from Previous Month                               16,212.82
        This Month                                              962,692.73

11) Ending Certificate Balance              187,919,159.74    6,815,720.83

12) Class A Principal Carryover Shortfall                             0.00
            Change from preceding period                              0.00
    Class A Interest Carryover Shortfall                              0.00
            Change from preceding period                              0.00

    Class B Principal Carryover Shortfall                             0.00
            Change from preceding period                              0.00
    Class B Interest Carryover Shortfall                              0.00
            Change from preceding period                              0.00

13) Realized Losses                                              21,772.83
           Change from preceding period                          21,772.83

14) Amount due Class B but paid to Class A (subordination)            0.00